Exhibit 10(b)
                                 PROMISSORY NOTE


$4,165,061.72                                              Stamford, Connecticut
                                                                   July 24, 2002

FOR VALUE RECEIVED, the undersigned Joel San Antonio with an address at 56 North Stanwich Road, Greenwich, Connecticut 06831 (the "Maker") hereby irrevocably and unconditionally promises to pay to the order of Warrantech Corporation (the "Holder") located at 300 Atlantic Street, Stamford, Connecticut 06901, the principal amount of Four Million One Hundred Sixty-Five Thousand Sixty-One Dollars and Seventy-Two Cents ($4,165,061.72), together with interest on the unpaid principal balance outstanding hereunder at the rate of four and six-tenths percent (4.6%) per annum, calculated on the basis of a 360-day year and actual days elapsed.

Only interest shall be payable hereunder until February 1, 2007 at which time repayment of the entire principal amount of Four Million One Hundred Sixty-Five Thousand Sixty-One Dollars and Seventy-Two Cents ($4,165,061.72) shall be due and payable. Accrued interest shall be payable annually in arrears on February 1, 2003, February 1, 2004, February 1, 2005, February 1, 2006 and February 1, 2007, at which time the entire principal amount is also due. Interest shall accrue from day to day and shall be calculated on the actual number of days lapsed. Notwithstanding the foregoing, as further compensation to Maker for services rendered to Holder, during the term of this Note, the annual interest shall be waived for each year, or part thereof, in which Maker remains employed with the Holder, and the interest on the Promissory Note shall be waived in its entirety in the event that (a) Mr. San Antonio's employment is terminated by the Holder for reasons other than Good Cause, as that term is defined in the employment agreement between the Maker and the Holder which is in effect at the time of such termination or (b) Maker resigns from his employment with the Holder on grounds permitted under the Employment Agreement.

This Note (i) further modifies and replaces the promissory note effective as of March 15, 2001 in the amount of Four Million One Hundred Sixty-Five Thousand Sixty-One Dollars and Seventy-Two Cents ($4,165,061.72) made by the Maker and payable to the order of the Holder and (ii) is the Promissory Note referred to in the Pledge Agreement, made as of March 15, 2001 between the Maker, as pledgor, and the Holder, as the secured party (the "Pledge Agreement").

This Note is secured by One Million Two Hundred Four Thousand Eighty (1,204,080) shares of common stock of Holder issued to Maker, represented by stock certificate numbers W15813 and W15824 as evidenced by the Pledge Agreement.

In the event (i) the Maker fails to make any payment hereunder within ten (10) days of the date such payment is due; or (ii) the Maker is unable or admits in writing an inability to pay its debts generally as they become due, or files or has filed against it a petition in bankruptcy or for an arrangement or a reorganization, or makes a general assignment for the benefit of creditors, or has a receiver or trustee appointed for it; or (iii) there is an "Event of Default" (as defined in the Pledge Agreement) by the Maker under the Pledge Agreement; or (iv) if the Pledge Agreement at any time or for any reason ceases to create a valid and perfected security interest and pledge or ceases to be in full force or is declared void; or (v) Maker dies and all amounts due hereunder have not been paid within ninety (90) days after such death, then in any such event, Holder may without demand or any other act of


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Holder, take any or all of the following actions: (x) declare the entire principal of this Note to be due and payable; (y) proceed to enforce or cause to be enforced any remedies provided under this Note or the Pledge Agreement; and/or (z) exercise any other remedies available at law or in equity, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Note, the Pledge Agreement or in aid of the exercise of any power granted in this Note or the Pledge Agreement.

Presentment and other demand for payment (other than any written demand expressly provided in this Note), notice of dishonor and protest are hereby waived by the Maker. The Maker agrees to reimburse the Holder for all reasonable fees and expenses (including reasonable attorneys fees and court costs) incurred in connection with the collection of the indebtedness represented by this Note.

Interest on any late payment of the unpaid principal under this Note which is past due shall be payable at a rate of twelve and two-tenths percent (12.2%) per annum. For purposes of this Note a "Business Day" shall mean any day, other than Saturdays, Sundays or other days on which commercial banks are authorized or required by law to be closed in Stamford, Connecticut. If any payment of the principal or other amount due hereunder becomes due on a day other than a Business Day such payment shall be made on the next succeeding Business Day. All payments hereunder shall be payable in free and immediately available funds in United States Dollars.

All agreements between the Maker and the Holder are hereby expressly limited so that in no event will the rate of interest charged or agreed to be charged to the Maker for the use, forbearance, loaning or detention of such indebtedness exceed the maximum permissible interest rate under applicable law (the "Maximum Rate"). If for any reason, the interest rate applied exceeds the Maximum Rate, then the interest rate will automatically be reduced to the Maximum Rate. If the Holder receives interest at a rate exceeding the Maximum Rate, the amount of interest received in excess of the maximum amount receivable will be applied to the reduction of the principal balance of the outstanding obligation for which the amount was paid and not to the payment of interest thereunder.

The principal balance hereunder may be prepaid without premium or penalty.

No delay on the part of the Holder in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right, nor will the Holder hereof be liable for exercising or failing to exercise any such right. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Holder hereof may or would otherwise have. This Note may not be assigned by the Maker.

This Note shall be with recourse and governed by, and construed in accordance with, the laws of the State of Connecticut without regard to the principles of conflict of laws. The Maker irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in Hartford, Connecticut in any action arising in connection with this Note.

IN WITNESS WHEREOF, the Maker has executed this Note effective as of July 24, 2002.


s/ Joel San Antonio
-------------------
Joel San Antonio


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